SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ADVOCAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PROXY STATEMENT
SUMMARY OF MATTERS TO BE CONSIDERED
VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
Nominee for Election of Class 2 Director
Continuing Directors
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS
EXECUTIVE OFFICERS
Executive Compensation
Employment Agreements
Compensation Committee Report
AUDIT COMMITTEE REPORT AND DISCLOSURES
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COUNSEL CORPORATION RELATIONSHIP
CERTAIN TRANSACTIONS
STOCK PERFORMANCE GRAPH
INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS
AVAILABILITY OF 10-K
OTHER MATTERS

ADVOCAT INC.
277 Mallory Station Road, Suite 130
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2002

     Notice is hereby given that the Annual Meeting of Stockholders of Advocat Inc. (the “Company”) will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee on Thursday, May 30, 2002, at 9:00 a.m. Central Daylight Time, for the following purposes:

1.	To elect one Class 2 director to hold office for a three (3) year term until his successor is duly elected and qualified;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 22, 2002 will be entitled to vote at the meeting.

     The Company’s Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the accompanying Proxy Statement and the enclosed proxy card.

     Your attention is directed to the Proxy Statement accompanying this notice for a statement regarding matters to be acted upon at the meeting.

By Order of the Board of Directors,

/s/ William R. Council, III

William R. Council, III, Secretary

Franklin, Tennessee
April 29, 2002

     YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

ADVOCAT INC.

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advocat Inc., a Delaware corporation, with its principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (together with its subsidiaries, “Advocat” or the “Company”), to be used at the Annual Meeting of Stockholders to be held on May 30, 2002, at 9:00 a.m. Central Daylight Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement and form of proxy are being mailed to stockholders on or about April 29, 2002.

     A stockholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR THE ELECTION OF THE NOMINEE NAMED HEREIN WHO IS STANDING FOR ELECTION AS CLASS 2 DIRECTOR. Management does not know of any other matters that will be presented for action at the Annual Meeting of Stockholders. If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

     The cost of this proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and the Company will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of the Company’s shares.

SUMMARY OF MATTERS TO BE CONSIDERED

     At the Annual Meeting of Stockholders, the stockholders of the Company will be asked to vote on (1) the election of one nominee to serve as Class 2 director for a three-year term and until his successor is duly elected and qualified (see “Proposal 1: Election of Directors”).

VOTING

     Stockholders of record as of April 22, 2002 will be entitled to vote at the annual meeting. At the close of business on that day, there were outstanding 5,493,287 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote, which may be given in person or by proxy authorized in writing. The Company has no other classes of voting stock issued. The Company has 393,658 shares of Series B Redeemable Convertible Preferred Stock outstanding, but such preferred stock has no voting right. The Company has the authority to issue additional shares of preferred stock in one or more series, although no series of preferred stock has been designated or issued.

     To vote by proxy, a stockholder should complete, sign, date and return the enclosed proxy to the Secretary of the Company. The Board of Directors urges you to complete the proxy card whether or not you plan to attend the meeting. If you attend the meeting in person, you may, if you wish, vote in person on all matters brought before the meeting even if you have previously delivered your proxy. Any stockholder who has given a proxy may revoke it any time prior to its exercise by filing an instrument revoking it with the Secretary of the Company, by duly executing a proxy bearing a later date, or by attending the meeting and voting in person. The mere presence at the meeting of a stockholder who has appointed a proxy will not revoke the appointment.

     The director nominee will be elected by a plurality of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the annual meeting. All other matters submitted to the stockholders will be approved by the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting of Stockholders. Abstentions and broker non-votes will not be counted as affirmative votes, but will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes have no legal effect on the election of directors. On matters requiring majority vote for approval, abstentions, and broker non-votes have the effect of negative votes.

PROPOSAL 1:
ELECTION OF DIRECTORS

     All directors generally hold office for three-year terms and then until their successors have been duly elected and qualified. The Board of Directors of the Company is divided into three classes. The term of the Class 2 director will expire at this Annual Meeting of Stockholders; the term of the Class 3 directors will expire at the 2003 Annual Meeting of Stockholders; and the term of the Class 1 directors will expire at the 2004 Annual Meeting of Stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting, successors to the class of directors whose term expires at such meeting will be elected to serve for a three-year term and until their successors are duly elected and qualified.

     Directors who are not officers, employees or consultants of the Company (currently directors Nelson, O’Neil, Wallace and Olson) receive a director’s fee of $10,000 annually, $1,000 per board meeting attended and $500 per committee meeting attended (except when held on the same day as board meetings). Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director.

     The Board of Directors proposes that one nominee indicated below be elected as a Class 2 director to serve for a three-year term until his successor is duly elected and qualified. Mr. Bransford Wallace is currently a Class 2 director but has elected not to stand for re-election. Thus, Mr. Wallace’s term as a director will expire at the Annual Meeting. The Board of Directors has approved reducing the size of the Board to four members. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

Nominee for Election of Class 2 Director

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

Class 2 Director:

Wallace E. Olson	55	March 2002	Mr. Olson became a Member of the Board of Directors of the Company in March 2002. He has been a private investor, managing his personal finances, since May 1996.

Continuing Directors

Class 1 Director

William C. O’Neil	67	Inception	Member of the Board of Directors of the Company; Private Investor; Chairman and Chief Executive Officer of ClinTrials Research from September 1989 to 1998; President and Chief Executive Officer of ClinTrials from September 1989 to February 1, 1998; Director of American HealthWays, a speciality health care service company; Director of Sigma Aldrich Corp., a manufacturer of research chemicals; and Director of Central Parking.

Class 3 Directors

Charles W. Birkett, M.D.	65	Inception	Chief Executive Officer and Chairman of the Board of Directors of the Company; President, Chief Executive Officer and a director of Diversicare from September 1991 to May 1994; Director of Counsel Corporation from 1983 to May 1994; Chairman of the Board of Directors and Chief Executive Officer of DMS from September 1991 to present; Chairman of the Board of Directors and Chief Executive Officer of DLC from May 1994 to present; and President of DINC from February 1980 to May 1994.

Edward G. Nelson	70	Inception	Member of the Board of Directors of the Company; Chief Executive Officer and President of Nelson Capital Corp., a merchant banking firm, from January 1985 to present; Director of Central Parking Systems, Inc., an operator of parking facilities (“Central Parking”); Director of Berlitz International, Inc., a language services company; Trustee of Vanderbilt University.

     The Board of Directors currently has standing Audit, Executive, and Compensation Committees. The Board of Directors does not have a nominating committee.

     The Executive Committee presently is composed of two directors: Dr. Birkett, and Dr. Nelson. Mr. Furlong served on this committee through March 2002 when he resigned from the Board of Directors. The Delaware General Corporation Law and the Company’s Bylaws provide that the Board may designate such a committee from their number to carry out the functions of the Board as permitted by law. Between meetings of the Board, the Executive Committee may exercise all powers of the Board. During 2001, the Executive Committee held no separate meetings.

     The Audit Committee presently is composed of three directors: Mr. Wallace, Mr. Nelson and Mr. O’Neil. Mr. Wallace will resign from the Audit Committee immediately following the Annual Meeting. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit function, and review and setting of internal policies and procedures regarding audits, accounts and financial controls. During 2001, the Audit committee held four meetings.

     The Compensation Committee presently is composed of two directors: Mr. Nelson and Mr. O’Neil. Mr. Furlong served on the Compensation Committee from April 2001 through March 2002. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including benefits under the Company’s compensation plans and general review of the Company’s employee compensation policies. During 2001, the Compensation Committee held one meeting and unanimously adopted one written consent action.

     During the Company’s fiscal year ended December 31, 2001, its Board of Directors held three regular meetings and unanimously adopted four written consent actions. Each director named above, during the period in which he served in 2001, attended meetings or executed written consent actions with respect to at least 75% of the meetings and consent actions of the Board of Directors and of the committees on which he served.

     A plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting of Stockholders and entitled to be voted is required to elect the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE NOMINEE LISTED ABOVE.

STOCK OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

     The table below sets forth, as of March 31, 2002, the number and percentage of outstanding shares of the Company’s Common Stock owned by all persons known to the Company to be holders of 5% or more of such securities, by each director, by each of the executive officers named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.

	Number of
	Shares	Percentage
	Beneficially	Shares of Total
Name	Owned(1)	Outstanding (2)

Wallace E. Olson (3)	820,150	14.9%

Richard M. Sullivan (4)	634,650	11.6%

Charles W. Birkett, M.D. (5)	450,115	7.9%

Five Course Partners (3)	387,400	7.1%

Paul Richardson (6)	236,287	4.2%

Charles H. Rinne (7)	116,667	2.1%

William R. Council, III (8)	33,333	*

Edward G. Nelson (9)	32,733	*

William C. O’Neil, Jr. (9)	30,733	*

J. Bransford Wallace (10)	27,733	*

All directors and executive officers as a group (8 persons)(11)	1,747,757	28.1%

*	less than 1%

(1)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	The percentages shown are based on 5,493,287 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of March 31, 2001.

(3)	Mr. Olson is a general partner of Five Course Partners and is deemed to beneficially own the shares owned by Five Course Partners. Mr. Olson’s shares also includes options to purchase 5,000 shares of Common Stock, 179,500 shares owned jointed with his wife, 1,300 shares owned jointly with his daughter and 246,950 owned by a partnership controlled by Mr. Olson.

(4)	Based solely on Schedule 13G filing made by Mr. Sullivan on February 12, 2001.

(5)	Includes 85,000, 50,000, 50,000 and 75,000 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625 and $1.8125 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 1,000, 1,000, 1,000, 667 and 9,066 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625, $0.15, $1.0625 and $0.35 per share, respectively, issued under the 1994 Nonqualified Stock Option Plan for Directors (the “Director Plan”). Also includes 1,500 shares owned by Dr. Birkett’s wife of which Dr. Birkett disclaims beneficial ownership.

(6)	Includes 85,000, 30,000, 25,000, 20,000 and 24,333 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625, $1.8125 and $0.35 per share, respectively, issued under the Key Personnel Plan. Also includes 4,000 shares owned by Mr. Richardson’s wife and a family trust of which Mr. Richardson disclaims beneficial ownership.

(7)	Includes 50,000 and 66,667 shares purchasable upon exercise of options at an exercise price of $1.875 and $0.35 per share, respectively, issued under the Key Personnel Plan.

(8)	Includes 33,333 shares purchasable upon exercise of an option at an exercise price of $0.35 per share issued under the Key Personnel Plan.

(9)	Includes 15,000, 1,000, 1,000, 1,000, 1,000, 1,000, 1,000, 667 and 9,066 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625, $0.15, $1.0625 and $0.35 per share, respectively, issued under the Director Plan.

(10)	Includes 15,000, 1,000, 1,000, 1,000, 667 and 9,066 shares purchasable upon exercise of options at an exercise price of $9.25, $8.3125, $5.5625, $0.15, $1.0625 and $0.35 per share issued under the Director Plan.

(11)	Includes 594,333 and 124,932 shares purchasable upon exercise of options issued under the Key Personnel Plan and the Director Plan, respectively.

EXECUTIVE OFFICERS

     The following table sets forth, as of March 31, 2002, the Company’s executive officers:

Name of Officer	Age	Officer Since	Position with the Company

Dr. Charles W. Birkett	65	Inception	Chief Executive Officer and Chairman of the Board of Directors of the Company; President, Chief Executive Officer and a Director of Diversicare from September 1991 to May 1994; Director of Counsel Corporation from 1983 to May 1994; Chairman of the Board of Directors and Chief Executive Officer of Diversicare Management Services (“DMS”) from September 1991 to present; Chairman of the Board of Directors and Chief Executive Officer of Diversicare Leasing Corp. (“DLC”) from May 1994 to present; and President of Diversicare Incorporated (“DINC”) from February 1980 to May 1994.

Paul Richardson	53	Inception	Executive Vice President and President and Chief Executive Officer of the Company’s Canadian operating subsidiary; Member of the Board of Directors of the Company from Inception to December 2001; President and Chief Operating Officer of the Company from May 1994 through February 1997; Executive Vice President of Diversicare from September 1991 to May 1994; President of DMS from November 1991 through February 1997; President of DLC from May 1994 through February 1997; Executive Vice President of DINC from March 1991 to May 1994.

Charles H. Rinne	54	June 28, 1999	President and Chief Operating Officer since June 1999. From 1996 to 1999 Mr. Rinne was Executive Vice President and Chief Operational Officer for Britthaven Inc. Mr. Rinne was Director of Operations at Hillhaven Inc. from 1994 to 1996; President at Senior Dynamics Inc. from 1991 to 1994, and Senior Vice President at Sterling Care Inc. from 1989 to 1991.

William R. Council, III	40	March 5, 2001	Executive Vice President, Chief Financial Officer and Secretary of the Company from March 5, 2001 to present; Chief Executive Officer and Vice President for Senior Counseling Group from November 1998 through January 2001; Senior Audit Manager at Arthur Andersen LLP from September 1990 to November 1998 and Audit Staff from January 1985 through September 1990. Mr. Council is a certified public accountant.

Executive Compensation

     The following table sets forth the compensation for the services in all capacities to the Company for the three fiscal years ended December 31, 2001, of the individual who served as the Company’s chief executive officer during the 2001 fiscal year and of the other individuals who served the Company as executive officers as of the end of the 2001 fiscal year or during the 2001 fiscal year and met the reporting requirements.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

				Other	Restricted	Securities
Name and Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year(1)	Salary($)	Bonus($)	Compensation($)(1)	Awards($)	Options/SARs(#)	Payouts($)	Compensation($)(2)

Dr. Charles W. Birkett(2)(4)
Chairman of the Board	2001	400,000	—	—	—	13,600	—	—
of Directors, Chief	2000	325,000	—	—	—	1,000	—	87
Executive Officer	1999	325,000	—	—	—	76,000	—	6,000

Paul Richardson(2)
Executive Vice President,
Director, and Chief
Executive Officer of the	2001	107,903	4,283	—	—	50,100	—	—
Company’s Canadian	2000	105,903	13,237	—	—	1,000	—	4,364
Operating subsidiary	1999	106,060	12,438	—	—	21,000	—	4,940

James F. Mills, Jr.(3)
Executive Vice President,	2001	42,329	—	150,000	—	—	—	—
Chief Financial Officer,	2000	150,000	15,000	—	—	—	—	—
Secretary, and Director	1999	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Charles H. Rinne(4)	2001	289,046	25,000	—	—	100,000	—	—
President and Chief	2000	250,000	—	—	—	-0-	—	87
Operating Officer	1999	108,173	—	—	—	50,000	—	242

William R. Council, III(5)	2001	118,269	15,000	0	—	50,000	—	26,990 (6)
Executive Vice President	2000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Financial Officer	1999	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Perquisites for each executive officer are in amounts that do not require disclosure.
(2)	Includes matching contributions made under the Company’s Supplemental Executive Retirement Plan (at 6% of salary) for Dr. Birkett of $6,000 for 1999. The 1999 amount also includes 10% matching contributions of $1,000 for Dr. Birkett under the Company’s 401K plan and $87 for 2000. In the case of Mr. Richardson, a Canadian citizen, the amounts include contributions to Mr. Richardson’s Registered Retirement Savings Plan of $4,364, $4,506 and $4,940 for 2001, 2000 and 1999, respectively.
(3)	Mr. Mills left the Company effective March 31, 2001. Other Annual Compensation in 2001 consists of a severance payment of $150,000.
(4)	Effective June 28, 1999, Dr. Birkett resigned as President and Chief Operating Officer of the Company and was replaced in these capacities by Mr. Rinne.
(5)	Mr. Council joined the Company on March 5, 2001 as Executive Vice President, Chief Financial Officer and Secretary.
(6)	Includes relocation expenses.

Employment Agreements

     On May 14, 1994, the Company entered into employment agreements with each of Dr. Birkett and Mr. Richardson. Dr. Birkett serves as Chief Executive Officer of the Company and Mr. Richardson serves as Executive Vice President of the Company and as President and Chief Executive Officer of the Company’s Canadian operating subsidiary. The Employment Agreements for Dr. Birkett and Mr. Richardson provide for a base annual salary of $250,000 and $175,000, respectively, which salaries are subject to change by the Company’s Compensation Committee. For the year 2001, Dr. Birkett’s base annual salary was $400,000 and Mr. Richardson’s was $107,903. Effective January 1, 2002, Mr. Richardson’s base annual salary was increased to $174,720 Canadian ($110,000 U.S. at the December 31, 2001 exchange rate). The initial term of the employment agreement for Dr. Birkett expired on the third anniversary of the date of execution thereof. The initial term of the employment agreements for Mr. Richardson expired on the second anniversary of the date of execution thereof. The employment agreements renew automatically for one-year periods unless 30 days notice is given by either the Company or the employee.

     On June 28, 1999, the Company entered into an employment agreement with Mr. Rinne (the “Rinne Employment Agreement”) to serve as President of the Company. The Rinne Employment Agreement has an initial term that ended on June 28, 2000 and renews automatically for one-year periods unless 30 days notice is given by either the Company or the employee. The Rinne Employment Agreement provides for a base salary of $225,000 which is subject to change by the Company’s Compensation Committee. Mr. Rinne’s annual base salary was $300,000 in 2001 and increased to $325,000 effective June 28, 2002.

     On March 5, 2001, the Company entered into an employment agreement with Mr. Council (the “Council Employment Agreement”) to serve as Chief Financial Officer of the Company. The Council Employment Agreement has an initial term that ended on February 28, 2002 and renews automatically for one-year periods unless 30 days notice is given by either the Company or the employee. The Council Employment Agreement provides for a base salary of $150,000 which is subject to change by the Company’s Compensation Committee. Mr. Council’s annual base salary was increased to $175,000 effective March 5, 2002.

     In addition, each of the employment agreements may be terminated by the Company without cause at any time and by the employee as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control, or upon the Company giving notice of its intent not to renew his employment agreement, Dr. Birkett shall be entitled to receive a lump sum severance payment in an amount equal to 30 months of his monthly base salary. In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew their respective employment agreements, Mr. Richardson, Mr. Rinne and Mr. Council shall be entitled to receive a lump sum severance payment in an amount equal to 24 months of such employee’s monthly base salary. Furthermore, upon such termination, each employee may elect to require the Company to repurchase options granted to him under the Key Personnel Plan for a purchase price equal to the difference between the fair market value of the Common Stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event that an employment agreement is terminated earlier by the Company for cause (as defined therein), or by the employee other than upon a constructive discharge or a change in control, the employee shall not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, the terminated employee is prohibited from competing with the Company for 12 months.

     On January 1, 2000, James F. Mills, Jr. entered into an employment agreement with the Company as its Chief Executive Officer. Mr. Mills’s employment agreement with the Company, as amended on January 10, 2000, provided for a base salary of $150,000, which salary was subject to change by the Company’s Compensation Committee. Effective as of March 31, 2001, Mr. Mills and the Company entered into a Mutual Separation Agreement with Waiver and Release of all Claims (the “Separation Agreement”). The Separation Agreement provides for the termination of Mr. Mills’s employment agreement as of March 31, 2001, and provides that the Company will pay Mr. Mills a severance payment in the amount of $150,000, less statutory withholdings and deductions, plus a bonus in the amount of $15,000. The Separation Agreement also provides that Mr. Mills will be entitled to COBRA continuation benefits provided under the Company’s group health plan beginning on March 31, 2001. Each of the Company and Mr. Mills also agreed in the Separation Agreement to waive and release any and all claims and liabilities, whether or not presently known to exist, that either party may have against the other party relating to Mr. Mills’s employment with the Company.

Option Grants

     The table below provides information on grants of stock options pursuant to the Key Personnel Plan and the Director Plan during the fiscal year ended December 31, 2001, to the named executive officers reflected in the Summary Compensation Table. The Company grants no stock appreciation rights.

Options/SAR Grants in Last Fiscal Year

						Potential
						Realizable
	Number of	Percent of				Value at Assumed
	Securities	Total Options/	Exercise	Market		Annual Rate of
	Underlying	SARs Granted	of Base	Price on		Stock Price
	Options	to Employees	Price	Date of	Expiration	Appreciation for
Name	granted	in Fiscal Year	($/Share)	Grant	Date	Options Term(1)

						5%	10%

Dr. Charles W. Birkett	13,600 (2)	3.2	0.35	0.35	4/9/11	2,994	7,586

Charles H. Rinne	100,000	23.7	0.35	0.35	4/9/11	22,011	55,781

Paul Richardson	50,100 (2)	11.9	0.35	0.35	4/9/11	11,028	27,976

William R. Council, III	50,000	11.9	0.35	0.35	4/9/11	11,006	27,890

James F. Mills, Jr.(3)	-0-	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The dollar amounts under these columns result from calculations assuming the indicated growth rates in accordance with Securities and Exchange Commission regulations and are not intended to forecast the actual appreciation of the Common Stock.

(2)	These options were granted pursuant to the Director Plan.

(3)	Mr. Mills left the Company effective March 31, 2001.

Option Exercises and Values

     The table below provides information as to exercises of options under the Key Personnel Plan and the Director Plan by the named executive officers reflected in the Summary Compensation Table and the year-end value of unexercised options held by such officers. The Company has granted no stock appreciation rights.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options
	Securities		Options/SARs		/SARs
	Underlying		At Fiscal Year-End		at Fiscal Year-end($)(1)
	Options	Value
Name	Exercised(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Charles W. Birkett	-0-	-0-	286,200	9,400	$140	-0-

Paul Richardson	-0-	-0-	198,367	33,733	-0-	-0-

Charles H. Rinne	-0-	-0-	83,333	66,667	-0-	-0-

William R. Council, III	-0-	-0-	16,667	33,333	-0-	-0-

James F. Mills, Jr. (2)	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Options are classified as “in-the-money” if the market value of the underlying Common Stock exceeds the exercise price of the option. The value of such in-the-money options is the difference between the option exercise price and $0.29, the per-share market value of the underlying Common Stock as of December 31, 2001. Such amounts may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of options will be based on the per-share market price of the Common Stock at the time of exercise and are thus dependent upon future performance of the Common Stock.

(2)	Mr. Mills left the company effective March 31, 2001.

Compensation Committee Report

     Decisions on compensation of the Company’s senior executives, except for decisions related to awards under the Company’s Director Plan, are made by the Compensation Committee of the Company’s Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to assure the Board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve the needs of the Company’s stockholders and the Company. Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by directors Nelson and O’Neil in their capacity as the Compensation Committee.

Compensation Philosophy and Policies for Executive Officers

     The Company believes that the executive compensation program should align the interests of stockholders and executives. The Company’s primary objective is to provide high quality patient care while maximizing stockholder value. The Compensation Committee seeks to forge a strong link between the Company’s strategic business goals and its compensation goals.

     The Company’s executive compensation program is consistent with the Company’s overall philosophy for all management levels. The Company believes that the more employees are aligned with the Company’s strategic objectives, as stated below, the greater the Company’s success on both a short-term and long-term basis.

     The Company’s executive compensation program has been designed to support the overall Company strategy and objective of creating stockholder value by:

•	Emphasizing pay for performance by having a significant portion of executive compensation “at risk.”

•	Directly aligning the interest of executives with the long-term interest of stockholders by awarding stock options at current market prices, which have value to the executives only through stock appreciation over the long run.

•	Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

•	Appropriately balancing the Company’s short-term and long-term business, financial and strategic goals.

     The Company’s strategic goals are:

•	Profitability: To maximize financial returns to its stockholders, in the context of providing high quality service.

•	Quality: To achieve leadership in the provision of relevant and high quality health services.

•	Growth: To expand the operations of the Company in such a manner as not to imperil the achievement of other objectives.

•	Stability: To be seen as a desirable employer and a responsible corporate citizen.

     Currently, the Company’s executive compensation program is composed of three components: base salary, annual cash incentive (i.e., bonus) and long-term incentive opportunity through nonqualified stock options. When the Company or the individual business units meet or exceed their respective annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are intended to be market competitive with similar U.S. public health care companies having similar revenues.

Base Salary

     The base salaries of the Company’s executives are listed in the Summary Compensation Table in this Proxy Statement and are evaluated annually. In evaluating appropriate pay levels and salary increases for Company executives, the Compensation Committee considers achievement of the Company’s strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the Compensation Committee seeks to confirm base salaries for all executive officers at the market rate, as determined from information gathered by the Company from an independent compensation consulting firm and other outside sources.

Annual Incentives

     Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. The key operational goals are specific to each executive’s area of responsibility. Specific weighting is assigned for identified financial, strategic and management practices goals. At least 80% of the available bonus percentage for each executive is tied to Company profitability, generally defined by achievement of the annual budget as approved by the Board of Directors.

     Company executives may earn a bonus of up to 35% of their annual base salaries based upon achievement of their specific operational goals and achievement by the Company or business unit of its financial targets. At the end of the year, performance against these goals is determined on an arithmetic scale with the pre-established weighting.

     Mr. Rinne, Mr. Richardson and Mr. Council were awarded bonuses of $25,000, $4,283 and $15,000 for fiscal 2001. With the exception of Mr. Richardson, no bonuses were awarded to the Company’s named executives with respect to 2000 and 1999.

Long-Term Incentives

     The Company’s long-term incentive compensation program consists of nonqualified stock options which are related to improvement in long-term stockholder value. Stock option grants provide an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and long-term stockholders.

     The option grants to executive officers offer the right to purchase shares of Common Stock at their fair market value on the date of the grant. These options will have value only if the Company’s stock price increases. The number of shares covered by each grant is intended to reflect the executive’s level of responsibility and past and anticipated contributions to the Company.

     In 2001, there were options to purchase 421,500 shares awarded under the Key Personnel Plan by the Compensation Committee.

Chief Executive Officer Compensation

     Securities and Exchange Commission regulations require corporate compensation committees to disclose the bases for the compensation of a corporation’s chief executive officer relative to such corporation’s performance.

     Dr. Birkett, the Company’s Chief Executive Officer, is eligible to participate in the same executive compensation plans that are available to the other senior executive officers, which plans are described above. The Compensation Committee’s general approach in setting Dr. Birkett’s annual compensation is derived from the same considerations described above: to be competitive with the compensation plans of other U.S. public health care corporations of similar size while having a large percentage of his annual incentive compensation based upon specific, corporate-wide operating performance criteria.

Tax Regulation as to Limited Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. It is not anticipated that the Company will pay any of its executive officers compensation in excess of $1.0 million in 2001 or 2002 and, accordingly, to date the Company has not adopted a policy in this regard.

THE FOREGOING REPORT IS SUBMITTED BY ALL OF THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS, WHOSE MEMBERS ARE AS FOLLOWS: EDWARD G. NELSON AND WILLIAM C. O’NEIL, JR.

AUDIT COMMITTEE REPORT AND DISCLOSURES

Audit Committee Report

     The Audit Committee provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with the Company’s outside auditors the results of the year-end audit of the Company, including the audit report and audited financial statements.

     The Board of Directors in its business judgment, has determined that all members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to Rule 4200(a)(15) of the NASD’s listing standards. The Board has adopted a written charter of the Audit Committee.

     As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity and generally accepted accounting principles. In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2001, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with Arthur Andersen LLP (“Andersen”), the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect. In addition, the Audit Committee received the written disclosures and the letter from Andersen required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect and discussed with Andersen their independence from the Company. The Audit Committee has determined that the provision of non-audit services rendered by Andersen to the Company is compatible with maintaining the independence of Andersen from the Company, but the Audit Committee will continue to periodically review the non-audit services rendered by Andersen.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

J. BRANSFORD WALLACE
WILLIAM C. O’NEIL, JR.
EDWARD G. NELSON
The Members of the Audit Committee

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the Company’s review of the copies of Forms 3, 4 and 5 furnished to it and any amendments thereto, or written representations from certain reporting persons that no Form 5’s were required for such persons, the Company believes that, during the 2001 fiscal year, its executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company’s Compensation Committee currently consists of directors Nelson and O’Neil. Mr. Joseph Furlong served on this committee from April 2001 though March 2002, when he resigned from the Company’s Board. No interlocking relationship exists between the members of the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

COUNSEL CORPORATION RELATIONSHIP

     Advocat was organized in 1994 with the transfer of the long-term care business of Counsel Corporation (“Counsel”) and Diversicare Inc. (“Diversicare”) to the Company. In an initial public offering on May 10, 1994 (the “Offering”), 100% of the Company’s Common Stock was sold to the public. Following the Offering, neither Counsel nor Diversicare retained any ownership interest in the Company. Various agreements among the parties (the “Transfer Agreements”) governed the Offering and the transfer of certain assets of Counsel and Diversicare to the Company. The Transfer Agreements and certain subsequent agreements and amendments continue to govern various other matters between the Company and Counsel.

     Pursuant to the Transfer Agreements, the Company received the outstanding capital stock of a Counsel subsidiary that held the general partnership interest in a nursing home partnership managed by Advocat and leasehold interests in all of the nursing homes and retirement centers then owned or leased by Counsel. Eight facilities owned by Counsel continue to be leased by the Company under two separate leases.

     Pursuant to the Transfer Agreements, Advocat received a management agreement covering seven Canadian facilities affiliated with Counsel. The management agreement is for a term of 10 years through April 2004, with base management fees equal to $1,000,000 Canadian (approximately $629,000 U.S.) per year (at the December 31, 2001 exchange rate) and an additional incentive management fee equal to 11.8% of net operating income as defined. Management fees generated under this contract in 2001 were approximately $1.2 million.

     Pursuant to the Transfer Agreements, the Company received the leases and all leasehold rights and obligations thereunder previously held by Counsel with respect to 19 nursing homes and two assisted living facilities leased from Omega Healthcare Investors, Inc. (“Omega”) under a master lease. In connection therewith, Advocat assumed all future obligations with respect to the master lease and agreed to indemnify Counsel and its affiliates with respect to any obligations related to the master lease.

     The Company owns all of the outstanding stock of Diversicare General Partner, Inc. (“DGPI”), the corporate General partner of Texas Diversicare Limited Partnership, a Texas limited partnership (“TDLP”), which owns six nursing homes. At the time of the Offering, Counsel and various affiliates owned approximately 31% of the limited partnership interests of TDLP. The Company also received a mortgage on the TDLP properties of approximately $7.5 million, which mortgage calls for monthly principal and interest payments of $73,500. The mortgage balance at its maturity date of August 30, 2001 was approximately $6.4 million.

     The Company provided a cash flow guarantee to TDLP in a Partnership Services Agreement dated November 2, 1990 (the “TDLP Services Agreement”), obligating the Company to provide monthly, interest-free loans to TDLP (the “Cash Flow Loans”) to the extent that 99% of Distributable Cash (as defined in the TDLP Services Agreement) is less than the Guaranteed Monthly Return (as defined in the TDLP Services Agreement). Any Cash Flow Loans made to TDLP will be repaid to the extent that 99% of Distributable Cash exceeds the Guaranteed Monthly Return. The obligation of the Company to TDLP under the cash flow guarantee terminated on August 31, 2001. On August 30, 2001, TDLP transferred all of its assets to the Company in exchange for the release of the Mortgage. Thus, the Company now owns these six nursing homes.

     Diversicare Canada Management Services Co., Inc., an indirect, wholly-owned subsidiary of the Company (“DCMS”), manages two facilities owned by Diversicare VI, an affiliate of Diversicare, pursuant to a Management and Guaranteed Return Loan Agreement dated as of November 30, 1985, as amended (the “Guaranteed Return Loan Agreement”), which expires on December 31, 2005. In connection with the Guaranteed Return Loan Agreement, DCMS loaned Diversicare VI approximately $800,000 to repay indebtedness to Counsel and, additionally, $750,000 to make expansions and improvements upon the two managed facilities. These loans are secured by second, third and fourth mortgage security interests in the assets of Diversicare VI. Each loan bears interest at 8% and is being repaid over the life of the Guaranteed Return Loan Agreement. The balance due from Diversicare VI with respect to these loans totaled approximately $393,000 at December 31, 2001.

     Under the Guaranteed Return Loan Agreement, DCMS is entitled to receive a management incentive fee through the Guarantee Period based on Diversicare VI’s distributable cash and proceeds of sales or refinancings, net of various expenses and distributions. Pursuant to an Agreement with DCMS dated February 6, 1995, Counsel is entitled to receive 50% of DCMS’s incentive management fees payable under the Guaranteed Return Loan Agreement after payment to DCMS of $107,000 Canadian (approximately $67,000 U.S.) per year. The Guaranteed Return Loan Agreement generated revenues to DCMS for the year ended December 31, 2001 of approximately $554,000, including management incentive fees. During the Guarantee Period, DCMS may not distribute to its shareholder (Diversicare Leasing Corp., a wholly-owned subsidiary of Advocat) more than 25% of DCMS’s pre-tax profits.

     Pursuant to the Transfer Agreements, the Company has been granted the right to offset against payments owed from the Company to Counsel and Counsel has been granted the right to offset against payments owned from Counsel to the Company, up to $1.0 million Canadian (approximately $629,000 U.S.) per year to the extent that either party does not receive the payment of the obligations owned by either party to the other. The terms of the offset agreement provide that the party exercising offset rights will not be in default with respect to its obligations to the other party to the extent such obligations are not paid pursuant to the provisions of the offset. The obligations of the Company to Counsel under the leases and management contracts between the Company and Counsel provide that a default under one agreement constitutes a default under each of the leases and management contracts.

CERTAIN TRANSACTIONS

     Mr. Wallace, a director of the Company is Chairman Emeritus of Willis Corporation (“Willis”). Beginning in early 2000, Willis provides the Company with substantially all of its liability insurance and provides the Company with certain bonds required in the operation of the Company’s business. The Company believes the cost of these products and services are consistent with the cost from an independent third-party. Mr. Wallace abstains from voting with respect to all transactions between the Company and Willis.

     The Company owns a 32% equity interest in The Concorde Joint Venture (“Concorde”) a retirement home located in Penticton, British Columbia. The Company also manages Concorde pursuant to a 5 year management agreement which provides for management fees of 3% of gross revenues plus 5% of operating income. Dr. Birkett and Mr. Richardson each own an approximate 4% interest in Concorde. During 2001, The Concorde paid $80,000 (Canadian) in management fees to the Company. The Company believes the terms of the management agreement are consistent with similar management agreements between unrelated parties.

     For a discussion of the relationships between the Company and its other affiliates, directors, officers, and principal stockholders, please see “Stock Ownership of Directors, Executive Officers and Principal Holders,” “Executive Officers,” “Proposal 1: Election of Directors,” “Compensation Committee Interlocks and Insider Participation” and “Counsel Corporation Relationship.”

STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return of the Company with that of the S&P Smallcap 600 Index, a peer group index for the last five years. Cumulative return assumes $100 invested in the Company or respective index on December 31, 1994 with dividend reinvestment through December 31, 2001. The peer group includes Beverly Enterprises, Inc.; HCR Manor Care, Inc.; Integrated Health Services, Inc.; Mariner Post-Acute Network, Inc.; National Healthcare Corp.; Genesis Health Ventures and Sun Healthcare Group, Inc.

     To date, the Company has not tied executive compensation to stock performance. The future impact of stock performance on executive compensation, if any, will be determined by the Compensation Committee and management.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ADVOCAT INC., THE S & P SMALLCAP 600 INDEX
AND A PEER GROUP

	Cumulative Total Return

	12/96	12/97	12/98	12/99	12/00	12/01

ADVOCAT INC	100.00	117.24	75.86	2.14	14.62	4.00

S & P SMALLCAP 600	100.00	125.58	129.01	145.01	162.13	195.17

PEER GROUP	100.00	119.09	55.45	22.26	29.97	44.63

*$100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Arthur Andersen LLP was appointed by the Board of Directors to serve as the Company’s Independent Public Accountants for the fiscal year ended December 31, 2001. A representative of that firm will be present at the meeting with the opportunity to make a statement if he so desires and to respond to questions.

     Given the recent events affecting Andersen, the Company’s Board of Directors and its Audit Committee are carefully evaluating the Company’s options for the appointment of independent auditors. As of the date of this Proxy Statement, the Board had not yet completed the process of selecting an independent auditor for the fiscal year ended December 31, 2002.

     In addition to performing the audit of the Company’s financial statements, Arthur Andersen LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the Company’s 2001 quarterly and annual financial statements	$273,000

Financial information systems design and implementation	- 0 -

All other services	$174,000

     All other services relate to tax compliance and planning, the IRS audit of the Company’s 1998 return and the audit of the financial statements of the Company’s savings plan and trust.

DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS

     Any proposal by a stockholder for consideration at the 2002 Annual Meeting of Stockholders must be received by the Company’s principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 no later than December 31, 2002, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2003 annual meeting. Stockholders who intend to present a proposal at the 2003 Annual Meeting without inclusion of such proposal in the Company’s proxy materials are required to provide such proposals to the Company no later than March 30, 2003.

AVAILABILITY OF 10-K

     Upon the written request of any record holder or beneficial owner of the Common Stock entitled to vote at the annual meeting, the Company will provide without charge, a copy of its Annual Report on Form 10-K for the year ending December 31, 2001, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission (“SEC”). The request should be mailed to: Secretary, Advocat Inc., 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. A request via facsimile may be submitted to (615) 771-7409.

     Additionally, a copy is retrievable free of charge through the EDGAR system maintained by the SEC. The Company’s SEC filings, including the Annual Report on Form 10-K, can be accessed through the Company’s website: http://www.irinfo.com/avc.

OTHER MATTERS

     The management of the Company is not aware of any other matters to be brought before the Annual Meeting of Stockholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

     EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY.  IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.  IN ADDITION, A STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE SUCH PROXY IS VOTED.

PROXY	ADVOCAT INC.	PROXY

Annual Meeting of Stockholders, May 30, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Dr. Charles W. Birkett and Mr. William R Council, III, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Advocat Inc., to be held on May 30, 2002, at 9:00 a.m. Central Daylight Time, at 1800 AmSouth Center, 315 Deaderick Street, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

(1)	Election of Class 2 Director:

    Wallace E. Olson

☐ FOR the nominee listed above	☐ WITHHOLD AUTHORITY to vote for the above listed nominee

(2)	In their discretion, or such other matters as may properly come before the meeting.

☐ FOR DISCRETION         ☐ AGAINST DISCRETION         ☐ ABSTAIN

(Continued on reverse side)

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated:	, 2002
Dated:	, 2002
Signature(s) of shareholder(s) should correspond exactly with the name(s) printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.